Exhibit 23.3

CONSENT OF Tetra Tech

We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to our name and to the use of the technical report titled “Preliminary Economic Assessment Report on the Arctic Project, Ambler Mining District Northwest Alaska” dated effective September 12, 2013 (the “Technical Report”).

We also consent to the incorporation by reference in Trilogy Metals Inc.’s Registration Statements on Form S-8 (No. 333-208149, No. 333-205102, No. 333-188950, and No. 333-181020), of references to our name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: February 2, 2017

/s/ Hassan Ghaffari
Name: Tetra Tech